Exhibit 23.2

CONSENT

To: Ivanhoe Electric Inc. (the “Company”)

Re: Current Report on Form 8-K and the Registration Statements on Form S-3 (File No. 333-273195), Form S-1 (File No. 333-269029), and Form S-8 (File Nos. 333-274241, 333-269490 and 333-266227) (collectively, the “Registration Statements”) of the Company

KCB Consultants Ltd. is the authoring firm of parts of the report titled “S-K 1300 Initial Assessment & Technical Report Summary, Santa Cruz Project, Arizona” dated September 6, 2023, as outlined in section 2.8 therein, regarding the mining property known as the Santa Cruz Project (the “Project”) which was prepared in accordance with the U.S. Securities and Exchange Commission (“SEC”) S-K regulations (Title 17, Part 229, Items 601 and 1300 through 1305) for Ivanhoe Electric Inc. (the “Expert Report”).

KCB Consultants Ltd. understands that the Company wishes to make reference to KCB Consultants Ltd.’s name and the Expert Report in its Current Report on Form 8-K dated the date hereof (the “Form 8-K”), and to incorporate by reference certain information in the Registration Statements. KCB Consultants Ltd. further understands that the Company wishes to use extracts and/or information from, the Expert Report in the Form 8-K related to the Project. KCB Consultants Ltd. has been provided with a copy of the Form 8-K, and has reviewed the proposed disclosure identified above.

Accordingly, KCB Consultants Ltd. does hereby consent to:

•	the use of, and references to, its name in the Form 8-K;

•	the use of, and references to, the Expert Report in the Form 8-K, including the filing of the Expert Report as an exhibit to the Form 8-K;

•	the use of, in the Form 8-K, extracts and information from the Expert Report, or portions thereof; and

•	the incorporation by reference of the foregoing items in the Registration Statements.

Dated: September 6, 2023

By:	/s/ KCB Consultants Ltd.
KCB Consultants Ltd.